Exhibit 3.2

STATE of DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

MONTANA MERGER SUB II, LLC

December 28, 2016

The undersigned, desiring to amend the Certificate of Formation of Montana Merger Sub II, LLC (the “Company”) pursuant to the provisions of Section 18-202 of the Limited Liability Company Act of the State of Delaware, does hereby certify as follows:

FIRST:	The name of the Company is Montana Merger Sub II, LLC.

SECOND:	The Company was formed upon the filing of its Certificate of Formation with the Delaware Secretary of State on November 17, 2016.

THIRD:	Article 1 of the Certificate of Formation of the Company is hereby amended and restated in its entirety as follows:

“(1) The name of the limited liability company is MACOM Connectivity Solutions, LLC.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Certificate of Formation as of the date first written above.

MACOM Technology Solutions Holdings, Inc., the sole member of the Company

By:	/s/ John Croteau
Name:	John Croteau
Title:	President and Chief Executive Officer